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                                                                Exhibit m(l)(ii)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380


         August 21, 2003

         Board of Trustees
         ING Investors Trust
         7337 East Doubletree Ranch Road
         Scottsdale, Arizona  85258

         Re: Reduction in Fee Payable under the ING Investors Trust Distribution
             Plan

         Ladies and Gentlemen:

                  For the funds listed on SCHEDULE A of ING Investors Trust Rule 12b-1 Distribution Plan (the "Distribution Plan"), Directed Services, Inc. ("DSI") hereby waives a portion of the distribution fee payable to DSI under the Distribution Plan in an amount equal to 0.10% per annum on the average daily net assets attributable to Class A Shares of the funds listed on SCHEDULE A as if the distribution fee specified in the Distribution Plan were 0.15% for the period August 21, 2003 through and including December 31, 2004.

                  Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                                 Sincerely,



                                                 David Jacobson
                                                 Chief Compliance Officer
                                                 and Executive Vice President

         Agreed and Accepted:
         ING Investors Trust
         (on behalf of the Portfolios)


         By:
                  --------------------------------------------
                  Robert S. Naka
                  Senior Vice President